UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 16, 2010

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On July 16, 2010, the Office of the Comptroller of the Currency (the “OCC”) closed First National Bank of the South (the “Bank”), which is a wholly owned national banking association subsidiary of First National Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank.

In connection with the closure of the Bank, the FDIC issued a press release, dated July 16, 2010, announcing the following:

                  The FDIC entered into a purchase and assumption agreement with the NAFH National Bank of Miami, Florida to assume all of the deposits of the Bank.  Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of NAFH National Bank  for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits.  Depositors will continue to be insured with NAFH National Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.

 On Monday, July 19, 2010, the offices of the Bank opened for business as branches of NAFH National Bank, which will do business under the trade name of “First National Bank of the South.”

                  In addition to assuming all of the deposits of the Bank, NAFH National Bank will purchase essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $512.4 million of the Bank’s assets.  The loss-share transaction provides for NAFH National Bank and the FDIC to share in the losses on the assets covered under this agreement.

                  Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/firstnatlsc.html, or call the FDIC toll-free at (800) 405-8028.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/bank/individual/failed/firstnatlsc.html.

In addition, on July 20, 2010, the Company issued a press release describing the events of July 16, 2010.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

99.1    Press Release issued July 20, 2010.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By: /s/ C. Dan Adams Name C. Dan Adams Title: Chairman

Dated:  July 20, 2010

Exhibits

99.1           Press Release issued July 20, 2010.